Amount of the single insured bond which each investment company would have provided and maintained had each such company had not been named as an insured under the present joint insured bond:

Company	Assets	Minimum Amount of Bond
The Advisors’ Inner Circle Fund	$19,021,652,921	2,500,000
The Advisors’ Inner Circle Fund II	$8,533,039,528	2,500,000
The Advisors’ Inner Circle Fund III	$266,787	50,000
Bishop Street Funds	$342,699,346	750,000
KP Trust Funds	$6,968,469,847	2,500,000
O’Connor EQQUS	$0	50,000

Causeway Capital Management Trust	$6,486,641,361	2,500,000

SEI Liquid Asset Trust	$1,093,437,160	1,250,000
SEI Tax Exempt Trust	$5,615,507,529	2,500,000

SEI Daily Income Trust	$10,371,918,418	2,500,000
SEI Institutional International Trust	$6,260,389,024	2,500,000
SEI Institutional Managed Trust	$27,306,886,947	2,500,000
SEI Asset Allocation Trust	$1,592,358,494	1,500,000
SEI Institutional Investments Trust	$44,048,994,393	2,500,000
Adviser Managed Trust	$1,737,568,371	1,500,000

New Covenant Funds	$1,144,565,374	1,250,000

SEI Structured Credit Fund, L.P.	$1,243,729,396	1,250,000
SEI Insurance Products Trust	$8,330,179	175,000